Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-50502, 333-185492, 333-201893, 333-209482, 333-222899 and 333-236290) of Viavi Solutions Inc. of our report dated August 19, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
August 19, 2022